Exhibit 23.1

McGladrey & Pullen, LLP

Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-58127 and 333-125004) of Telephone and Data Systems, Inc. and (No. 333-42366) of United States Cellular Corporation on Form S-8 of our report dated June 27, 2011 relating to the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2010.  Our report dated June 27, 2011, related to the financial statements and supplemental schedules expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Accounting Standards Update 2010-25, Plan Accounting – Defined Contribution Pension Plans (Topic 962) : Reporting Loans to Participants by Defined Contribution Pension Plans.

Peoria, Illinois

June 27, 2011

McGladrey is the brand under which RSM McGladrey, Inc. and McGladrey & Pullen, LLP serve clients' business needs. The two firms operate as separate legal entities in an alternative practice structure.	Member of RSM International network, a network of independent accounting, tax and consulting firms.